For Immediate Release

UPDATE: GenCorp Closes New $180 Million Credit Facility

SACRAMENTO, Calif. – December 6, 2004 – GenCorp Inc. (“GenCorp” or the “Company”) (NYSE: GY) today announced that it closed a new $180 million credit facility with a syndicate of lenders. The facility was arranged by Wachovia Capital Markets, LLC, as Co-Lead Arranger and Sole Book Runner, and The Bank of Nova Scotia, as Co-Lead Arranger. Wachovia Bank, National Association, acts as Administrative Agent for the new facility, with The Bank of Nova Scotia as Syndication Agent, and JPMorgan Chase Bank and The Bank of New York as Documentation Agents.

The new credit facility provides for an $80 million revolving credit facility maturing on December 6, 2009, and a $100 million credit-linked facility maturing on December 6, 2010. The credit-linked facility consists of a $25 million term loan subfacility and a $75 million letter of credit subfacility. The interest rate on the revolving credit facility is LIBOR plus 275 basis points, subject to adjustment based on the Company’s leverage ratio, and the interest rate on the term loan is LIBOR plus 300 basis points.

The facility is secured by substantially all the assets of GenCorp, including the stock and assets of its material domestic subsidiaries who are guarantors of the facility. Under this facility, the Company is subject to certain limitations including the ability to: incur additional debt or sell assets, with restrictions on the use of proceeds; make certain investments and acquisitions; grant liens; and make restricted payments. The Company is also subject to financial covenants which include an interest coverage ratio, a leverage ratio, a senior leverage ratio, and a fixed charge coverage ratio.

The new credit facility replaces the previous credit facility which was terminated by the Company effective today. The outstanding term loans totaling $141 million plus accrued interest under the previous facility were repaid in full using restricted cash from the proceeds of the GDX Automotive sale in August 2004 and the equity offering in November 2004.

Yasmin Seyal, senior vice president and chief financial officer, said, “We are pleased with the successful closing of this new credit facility which is another milestone in the recapitalization of our balance sheet.”

About GenCorp

GenCorp is a leading technology-based manufacturer of aerospace and defense products and systems with a real estate business segment that includes activities related to the development, sale and leasing of the Company’s real estate assets. Additional information about the Company can be obtained by visiting the Company’s web site at http://www.GenCorp.com.

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Forward-Looking Statements

This press release contains forward-looking statements based on current management expectations. Numerous factors, including those related to market conditions and those detailed from time to time in GenCorp’s filings with the Securities and Exchange Commission, may cause results to differ materially from those anticipated in the forward-looking statements. Many of the factors that will determine GenCorp’s future results are beyond the ability of GenCorp to control or predict. These statements are subject to risks and uncertainties and, therefore, actual results may differ materially. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. GenCorp undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

Contact information:

Investors: Yasmin Seyal, senior vice president and chief financial officer 916.351.8585

Media:	Linda Cutler, vice president, corporate communications 916.351.8650 Judith Wilkinson/Jeremy Jacobs, Joele Frank, Wilkinson Brimmer Katcher 212.355.4449

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